EXHIBIT 99.3

[GRAPHIC]

NOTICE OF STOCK OPTION GRANT

(time vesting)

You have been granted the following option (the “Option”) to purchase Common Stock, par value US$0.01 each, of Riverhead Networks, Inc. (the “Company”), pursuant and subject to the Company’s 2001 Stock Option and Restricted Stock Incentive Plan (the “Plan”). The terms and conditions attached hereto are also a part hereof.

Name of Grantee (the “Grantee”):

Date of Option Grant:

Type of Option (check one):	☐ Incentive Stock Option (U.S.) ☐ Nonstatutory Stock Option (U.S.) ☐ 102 Stock Option (Israel) ☐ 3(9) Stock Option (Israel)

Exercise Price Per Share:

Number of Shares covered by the Option:

Vesting Commencement Date:

Vesting Schedule:	25% on (the “Initial Vesting Date”), additional 6.25 % at the end of each quarter of continuous employment subsequent to the Initial Vesting Date.

Expiration Date:

By your signature below and the signature of the Company’s authorized representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and Stock Option Agreement, both of which are attached hereto as Exhibits A and B, respectively,_and made an integral part of this Notice of Stock Option Grant. With respect to Option granted under Section 102 or Section 3(9) of the Israeli Income Tax Ordinance, the terms of this Option shall also be subject to the terms of the Trust Agreement made between the Company and the Trustee for the benefit of the Grantee, as well as the requirements of the Israeli Income Tax Commissioner.

Grantee:	RIVERHEAD NETWORKS, INC.

By:

Title:

(print name)